EXHIBIT 99.2

CONNECTICUT NATURAL GAS CORPORATION

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2012 AND 2011

TABLE OF CONTENTS

Page
Number

Reports of Independent Auditors	2

Financial Statements:

Statement of Income for years ended December 31, 2012 and 2011	3

Statement of Cash Flows for the years ended December 31, 2012 and 2011	4

Balance Sheet as of December 31, 2012 and 2011	5

Statement of Changes in Shareholder’s Equity for years ended December 31, 2012 and 2011	7

Notes to the Financial Statements	8

Independent Auditor's Report

To the Shareholder and Board of Directors of Connecticut Natural Gas Corporation

We have audited the accompanying financial statements of Connecticut Natural Gas Corporation (the "Company"), which comprise the balance sheets as of December 31, 2012 and December 31, 2011, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Connecticut Natural Gas Corporation at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 29, 2013

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Operating Revenues	$323,720	$348,557

Operating Expenses
Operation
Natural gas purchased	179,177	201,683
Operation and maintenance	59,380	59,199
Depreciation and amortization	33,227	30,361
Taxes - other than income taxes	20,180	20,862
Total Operating Expenses	291,964	312,105
Operating Income	31,756	36,452

Other Income and (Deductions), net	1,080	1,497

Interest Charges, net
Interest on long-term debt	10,422	10,523
Other interest, net	327	775
	10,749	11,298
Amortization of debt expense and redemption premiums	175	176
Total Interest Charges, net	10,924	11,474

Income Before Income Taxes	21,912	26,475

Income Taxes	9,733	7,767

Net Income	12,179	18,708
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	64	52

Net Income attributable to Connecticut Natural Gas Corporation	$12,115	$18,656

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011

Net Income	$12,179	$18,708
Other Comprehensive Income (Loss)	(124)	207
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	64	52
Comprehensive Income	$11,991	$18,863

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
Cash Flows From Operating Activities
Net Income	$12,179	$18,708
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,402	30,537
Deferred income taxes	8,053	9,358
Pension expense	6,509	5,758
Other non-cash items, net	14,542	(12,705)
Changes in:
Accounts receivable, net	(27,447)	12,255
Unbilled revenues	(2,632)	741
Prepayments	2,604	1,477
Natural gas in storage	13,716	(3,024)
Accounts payable	(1,357)	2,771
Interest accrued	337	(91)
Taxes accrued	3,833	(7,085)
Accrued pension	(18,066)	(13,576)
Accrued liabilities	2,689	2,452
Other assets	2,888	(95)
Other liabilities	(1,640)	(6,554)
Total Adjustments	37,431	22,219
Net Cash provided by Operating Activities	49,610	40,927

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(30,791)	(24,597)
Intercompany loan receivable	(3,000)	-
Other	279	48
Net Cash (used in) Investing Activities	(33,512)	(24,549)

Cash Flows from Financing Activities
Payment of common stock dividend	(9,600)	(60,000)
Payment on long-term debt	(5,000)	-
Other	(474)	(286)
Net Cash (used in) Financing Activities	(15,074)	(60,286)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	1,024	(43,908)
Balance at beginning of period	5,612	49,520
Balance at end of period	$6,636	$5,612

Cash paid during the period for:
Interest (net of amount capitalized)	$10,397	$11,353
Income taxes	$607	$4,540

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$1,536	$1,447

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2012 and 2011

ASSETS
(In Thousands)

	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$6,636	$5,612
Accounts receivable less allowance of $5,300and $3,300, respectively	67,122	41,675
Unbilled revenues	20,425	17,793
Current regulatory assets	18,683	27,910
Deferred income taxes	4,719	1,535
Natural gas in storage, at average cost	43,938	57,654
Materials and supplies, at average cost	2,162	1,904
Refundable taxes	-	3,663
Prepayments	1,284	3,888
Intercompany loan receivable	3,000	-
Current portion of derivative assets	-	1,487
Total Current Assets	167,969	163,121

Other investments	1,444	1,872

Net Property, Plant and Equipment	438,444	422,146

Regulatory Assets (future amounts owed from customers through the ratemaking process)	124,477	132,097

Deferred Charges and Other Assets
Unamortized debt issuance expenses	1,257	1,415
Deferred income taxes	9,680	17,109
Goodwill	79,341	79,341
Other	399	563
Total Deferred Charges and Other Assets	90,677	98,428

Total Assets	$823,011	$817,664

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
BALANCE SHEET
December 31, 2012 and 2011

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2012	2011
Current Liabilities
Current portion of long-term debt	$43,386	$8,802
Accounts payable	43,418	44,686
Accrued liabilities	17,862	15,233
Current regulatory liabilities	2,150	3,932
Interest accrued	2,984	2,647
Taxes accrued	5,697	5,527
Total Current Liabilities	115,497	80,827

Noncurrent Liabilities
Pension accrued	73,867	54,444
Other post-retirement benefits accrued	20,600	17,265
Other	7,740	8,380
Total Noncurrent Liabilities	102,207	80,089

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	141,432	151,465

Commitments and Contingencies

Capitalization
Long-term debt	111,617	155,006

Preferred Stock
Redeemable preferred stock, noncontrolling interests	340	750

Common Stock Equity
Common stock	33,233	33,233
Paid-in capital	351,546	351,546
Accumulated deficit	(32,961)	(35,476)
Accumulated other comprehensive income	100	224
Net Common Stock Equity	351,918	349,527

Total Capitalization	463,875	505,283

Total Liabilities and Capitalization	$823,011	$817,664

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2012 and 2011
(Thousands of Dollars)

				Retained	Accumulated
				Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
Balance as of December 31, 2010	10,634,436	$33,233	$350,827	$5,868	$17	$389,945

Net income				18,708		18,708
Other adjustments			719			719
Other comprehensive income, net of tax					207	207
Payment of common stock dividend				(60,000)		(60,000)
Payment of preferred stock dividend				(52)		(52)
Balance as of December 31, 2011	10,634,436	$33,233	$351,546	$(35,476)	$224	$349,527

Net income				12,179		12,179
Other comprehensive income, net of tax					(124)	(124)
Payment of common stock dividend				(9,600)		(9,600)
Payment of preferred stock dividend				(64)		(64)
Balance as of December 31, 2012	10,634,436	$33,233	$351,546	$(32,961)	$100	$351,918

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

Connecticut Natural Gas Corporation (CNG) engages in natural gas transportation, distribution and sales operations in Connecticut serving approximately 165,000 customers in service areas totaling approximately 716 square miles.  The service area in Connecticut includes the greater Hartford-New Britain area and Greenwich.  The population of this area is approximately 773,000, which represents approximately 21% of the population of the State.  Of CNG’s 2012 retail revenues, 62.0% were derived from residential sales, 25.4% from commercial sales, 6.0% from industrial sales and 6.6% from other sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting cooler weather.

CNG is the principal operating utility of CTG Resources, Inc. (CTG), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). CTG is a holding company whose sole business is ownership of its respective operating regulated gas utility.  CNG is regulated by the Connecticut Public Utilities Regulatory Authority (PURA).

Accounting Records

The accounting records of CNG are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for CNG are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported as such in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

CNG has evaluated subsequent events through the date its financial statements were available to be issued, March 29, 2013.

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow CNG to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, CNG has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  CNG is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If CNG, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  CNG expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the CNG’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

CNG’s regulatory assets and liabilities as of December 31, 2012 and 2011 included the following:

	Remaining	December 31,	December 31,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Pension and other post-retirement benefit plans	(a)	$109,085	$78,696
Customer rate surcharge	(b)	-	4,795
Hardship programs	(c)	6,257	12,632
Purchased gas	(d)	4,708	9,434
Deferred income taxes	(e)	2,142	23,509
Debt premium	1 to 25 years	10,003	13,808
Other	(f)	10,965	17,133
Total regulatory assets		143,160	160,007
Less current portion of regulatory assets		18,683	27,910
Regulatory Assets, Net		$124,477	$132,097

Regulatory Liabilities:
Deferred pension & OPEB	4 to 8 years	$6,545	$8,475
Accrued removal obligation	(f)	123,152	112,805
Asset retirement obligation	(g)	6,348	6,087
Deferred income taxes	(e)	-	17,494
Other	(f)	7,537	10,536
Total regulatory liabilities		143,582	155,397
Less current portion of regulatory liabilities		2,150	3,932
Regulatory Liabilities, Net		$141,432	$151,465

(a) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(b) Deferral of revenue received for excess refund of overearnings to be recovered over 1 - 2 years.
(c) Hardship customer accounts deferred for future recovery to the extent they exceed the amount in rates
(d) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.
(e) The balance will be extinguished when the asset or liability has been realized or settled, respectively.
(f) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(g) The liability will be extinguished simultaneous with the retirement of the assets and settlement of the corresponding asset retirement obligation.

Derivatives

On an annual basis, CNG assesses the need for weather insurance contracts for the winter period of November 1 through April 30 in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, CNG receives a payment, up to the maximum amount allowed under the contracts; however, if temperatures are colder than normal at a prescribed level for the contract period, CNG makes a payment of up to a maximum amount.  The premiums paid are amortized over the terms of the contracts.  The fair value of the contracts is carried on the balance sheet as a derivative with changes in value recorded in the income statement as Other Income and (Deductions).

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

In May 2012, CNG received a payment of $3 million upon the expiration of their contracts for the winter period of November 1, 2011 through April 30, 2012.

In October 2012, CNG entered into a weather insurance contract for the winter period of November 1, 2012 through April 30, 2013.  If temperatures are warmer than normal, CNG will receive a payment, up to the maximum amount allowed under the contract of $3 million; however, if temperatures are colder than normal, CNG will make a payment of up to a maximum of $2 million.  As of December 31, 2012, the variation from normal weather during the contract period is not projected to reach the prescribed level stated in the contract.   Accordingly, no amount was accrued by CNG.

The fair value of the gross derivative assets as of December 31, 2012 and 2011 were as follows:

	December 31, 2012	December 31, 2011
	(In Thousands)

	Current Assets

Weather insurance contract	$-	$1,487

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs, including an allowance for funds used during construction (AFUDC).  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

CNG accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.  Accrued costs of removal as of December 31, 2012 and 2011 were $123.2 million and $112.8 million, respectively.

CNG’s property, plant and equipment as of December 31, 2012 and 2011 were comprised as follows:

	2012	2011
	(In Thousands)

Gas distribution plant	$603,878	$577,154
Software	4,468	21,462
Land	1,618	1,618
Building and improvements	19,967	19,696
Other plant	35,939	35,315
Total property, plant & equipment	665,870	655,245
Less accumulated depreciation	228,648	236,077
	437,222	419,168
Construction work in progress	1,222	2,978
Net property, plant & equipment	$438,444	$422,146

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

As of December 31, 2012 and 2011, CNG’s ARO, including estimated conditional AROs, was $6.8 million and consisted primarily of obligations related to the removal or retirement of asbestos, polychlorinated biphenyl (PCB)-contaminated equipment, gas pipeline and cast iron gas mains.  The long-lived assets associated with the AROs are gas storage property, distribution property and other property.

Allowance for Funds Used During Construction

CNG capitalizes AFUDC, which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has historically been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2012 and 2011 were 3.93% and 4.86%, respectively.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight-line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2012 and 2011 were approximately 4.1% and 3.8%, respectively, of the original cost of depreciable property.

Income Taxes

In accordance with ASC 740 “Income Taxes,” CNG has provided deferred taxes for all temporary book-tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, CNG has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, CNG normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, CNG may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  CNG’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See – Note (E), Income Taxes for additional information.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Goodwill

CNG may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could permanently impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of the potential impairment of goodwill is a two step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2012, the fair value of CNG exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2012 that would make it more likely than not that the fair value fell below the carrying value.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

Cash and Temporary Cash Investments

CNG considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Pension and Other Postretirement Benefits

CNG accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Impairment of Long-Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long-lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate-regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition CNG.  At December 31, 2012, CNG did not have any assets that were impaired under this standard.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)

Carrying costs on regulatory assets	$234	$804
Weather insurance contract	1,513	1,487
Miscellaneous	(667)	(794)
Total	$1,080	$1,497

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which CNG adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on CNG’s financial statements.

B)  CAPITALIZATION

Common Stock

CNG had 10,634,436 shares of its common stock, $3.125 par value, outstanding as of December 31, 2012 and 2011.

Redeemable Preferred Stock of Subsidiaries, Noncontrolling Interests

The redeemable preferred stock of subsidiaries are noncontrolling interests because they contain a feature that allows the holders to elect a majority of the subsidiary’s board of directors if preferred stock dividends are in default in an amount equivalent to four full quarterly dividends.  Such a potential redemption-triggering event is not solely within the control of the subsidiary.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

CNG has one 8.00% non-callable series of cumulative preferred stock authorized with a par value of $3.125 per share.  As of December 31, 2012, there were 108,706 shares issued and outstanding with a value of approximately $0.3 million and 775,609 shares authorized but unissued.

CNG also has one 6.00% series of cumulative preferred stock authorized with a par value of $100 per share.  Effective November 30, 2012, CNG redeemed all of its 6.00% series preferred stock, which had 4,104 shares issued and outstanding.  As of December 31, 2012, CNG had 9,999,068 shares of $100 par value preferred stock authorized but unissued.

Long-Term Debt

	December 31,
	2012	2011
	(In Thousands)
Unsecured Notes:
8.05% Medium Term Note, Series A, due August 1, 2012	$-	$5,000
6.85% Medium Term Note, Series A, due October 1, 2013	20,000	20,000
6.50% Medium Term Note, Series D, due December 15, 2013	20,000	20,000
8.12% Medium Term Note, Series B, due August 25, 2014	5,000	5,000
9.10% Medium Term Note, Series A, due November 1, 2016	10,000	10,000
8.96% Medium Term Note, Series A, due April 17, 2017	20,000	20,000
8.49% Medium Term Note, Series B, due August 29, 2024	5,000	5,000
5.63% Medium Term Note, Series C, due September 15, 2035	20,000	20,000
5.84% Medium Term Note, Series C, due October 28, 2035	25,000	25,000
6.66% Medium Term Note, Series C, due October 15, 2037	20,000	20,000

Long-Term Debt	145,000	150,000
Less: Current portion of long-term debt (1)	43,386	8,802
Plus: Unamortized premium	10,003	13,808
Net Long-Term Debt	$111,617	$155,006

(1) Includes the current portion of unamortized premium.

The fair value of CNG’s long-term debt was $179.5 million and $178.1 million as of December 31, 2012 and 2011, respectively, which was estimated by CNG based on market conditions.  The expenses to issue long-term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2013	2014	2015	2016	2017 & thereafter
	(In Thousands)
Maturities	$40,000	$5,000	$-	$10,000	$90,000

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(C)  REGULATORY PROCEEDINGS

In August 2012, PURA issued a final decision in its investigation of the service response and communications of utilities, including CNG, after Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011. The decision contains reporting requirements for CNG including with respect to a fueling plan.

In November 2012, pursuant to Connecticut Law (PA 12-148), PURA opened a docket to investigate CNG’s performance in restoring service following Hurricane Sandy, which passed through Connecticut in October 2012.  Hearings are scheduled for the second quarter of 2013 with a final decision expected in the third quarter of 2013.

Rates

Utilities are entitled by Connecticut statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

CNG’s rates are established by the Connecticut Public Utilities Regulatory Authority (PURA).  The allowed return on equity established by PURA is 9.41%.

Purchased Gas Adjustment Clause

CNG has a purchased gas adjustment clause approved by PURA which enables them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Gas Supply Arrangements

CNG satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  CNG operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  CNG contracts for such gas resources in its own name for regulatory purposes.  Actual reasonable gas costs incurred by CNG are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

CNG purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  CNG diversifies its sources of supply by amount purchased and location.  CNG primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

CNG acquires firm transportation capacity on interstate pipelines under long-term contracts and utilize that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline, Algonquin Gas Transmission and Iroquois Gas Transmission interconnect with CNG’s distribution system and the other pipelines provide indirect services upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  Similar to the treatment of gas costs, the actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2012 are as follows:

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(In Thousands)
2013	$56,179
2014	54,736
2015	43,903
2016	35,704
2017	29,229
2018-after	36,861
$256,612

CNG acquires firm underground natural gas storage capacity using long-term contracts and fill the storage facilities with gas in the summer for subsequent withdrawal in the winter.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

CNG owns 100% of the Liquefied Natural Gas (LNG) stored in a LNG facility which is directly attached to its distribution system.  CNG uses the LNG capacity as a winter peaking resource.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including CNG, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $150 million is available to CNG.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2012, CNG did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $308.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short-term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording it flexibility in managing its working capital requirements.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(E) INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$1,739	$(1,777)
State	(60)	186
Total current	1,679	(1,591)
Deferred
Federal	7,191	8,657
State	863	701
Total deferred	8,054	9,358

Investment tax credits	-	-

Total income tax expense	$9,733	$7,767

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2012	2011
	(In Thousands)
Computed tax at federal statutory rate	$7,670	$9,266
Increases (reductions) resulting from:
Removal costs	(656)	(492)
Medicare subsidy	(103)	(121)
Tax return and audit adjustments	(51)	-
Customer conservation program	1,692	(905)
State taxes, net of federal benefit	521	577
Capitalization and inclusion in inventory costs	301	(301)
Other items, net	359	(257)

Total income tax expense	$9,733	$7,767

Book income before income taxes	$21,915	$26,475

Effective income tax rates	44.4%	29.3%

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of CNG's reported income tax expense to differ from the statutory rate described above.  The effective book income tax rate for the year ended December 31, 2012 was 44.4%, as compared to 29.3% for the year ended December 31, 2011.  The increase in the 2012 effective book income tax rate was primarily due to costs associated with customer conservation programs in addition to a true up of deferred taxes related to (a) capitalization and inclusion in inventory costs and (b) certain regulatory amortization of deferred taxes.

Federal income tax legislation enacted during the fourth quarter of 2010 provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the fourth quarter of 2010 and calendar year 2011.  The legislation allowed for expensing 100% of capital additions placed in service in the fourth quarter of 2010 and 2011 and an expense of 50% of capital additions placed in service in 2012.  As a result, during the fourth quarter of 2010 and calendar years 2011 and 2012, CNG recognized additional tax deductions for capital recovery that resulted in cash benefits that were recognized through lower cash requirements for federal income tax deposits required in the fourth quarter of 2010 and calendar years 2011 and 2012.

CNG is subject to the United States federal income tax statutes administered by the Internal Revenue Service (IRS) and the income tax statutes of the State of Connecticut.  CNG’s results are included in the consolidated tax return of its parent, UIL Holdings, for both State of Connecticut and federal income tax purposes and CNG determines a separate tax provision for this purpose.  As of December 31, 2012, the tax years 2009, 2010, and 2011 remain open and subject to audit for State of Connecticut income tax purposes.  As of December 31, 2012, the tax years 2011 and 2010 are open and subject to audit for federal income tax purposes.  As of December 31, 2012, CNG did not have any gross income tax reserves for uncertain tax positions.  CNG has been audited through 2005 for federal income taxes.  The statute of limitations in Connecticut has expired for all years through 2008.  The federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under review, the completion of these reviews is anticipated to be completed in 2013.  CNG cannot predict the ultimate outcome of the reviews.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

At December 31, 2012, CNG had a net non-current deferred tax asset of $9.7 million.  CNG had current deferred tax assets of $4.7 million at December 31, 2012 and did not have any current deferred tax liabilities at December 31, 2012.The following table summarizes CNG’s deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
	(In Thousands)

Current deferred income tax assets	$4,719	$1,535

Noncurrent deferred income tax liabilities (assets):
Property related	$21,336	$19,148
Accrued removal obligation - regulatory liability	(44,981)	(44,981)
Pension	15,392	2,153
Other postretirement benefits	(5,821)	(5,548)
Deferred natural gas costs	(2,531)	95
Hardship programs	2,490	5,032
Goodwill	1,389	1,178
Weather insurance contracts	62	593
Rate case	637	2,924
Conservation and customer payment programs	289	3,484
Other	2,058	(1,187)
	$(9,680)	$(17,109)

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2012 and 2011 included on the following lines of the Balance Sheet is as follows:

	2012	2011
	(In Thousands)
Assets:
Deferred and refundable income taxes	$96,080	$58,061
Liabilities:
Deferred income taxes	81,681	39,417
Deferred income taxes – net (asset) liability	$(14,399)	$(18,644)

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to CNG’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  CNG through its parent UIL Holdings has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  CNG has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long-term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•
Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.

•	Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2013 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  CNG has a minimum funding requirement for 2013 currently estimated at $5 million.  Depending upon final actuarial calculations, the 2013 contribution may ultimately range between $12 million and $16 million.

CNG applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the settlement of such liabilities as of December 31, 2012 utilizing a hypothetical portfolio of actual, high quality bonds, which would generate cash flows required to settle the liabilities.  CNG believes such an estimate of the discount rate more accurately reflects the settlement value for plan obligations than the different yield curve methodologies used in prior years, and results in cash flows which closely match the expected payments to participants.

CNG is utilizing a discount rate of 4.25% as of December 31, 2012 for all of its qualified pension plans, compared 5.30% in 2011.  The decline in the discount rate resulted in an increase to the projected benefit obligation of approximately $25 million from 2011 to 2012. The discount rate for non-qualified pension plans as of December 31, 2012 was 4.00% compared to 5.05% in 2011.

The discount rate for CNG’s postretirement benefits plans reflects the plan requirements and expected future cash flows.  For the CNG postretirement plan, the discount rate at December 31, 2012 was 4.00% as compared to a rate of 5.05% in 2011.

The December 31, 2012 discount rate was selected based on the yield of a portfolio of high quality corporate bonds that could be purchased as of the measurement date to produce cash flows matching the expected plan disbursements within reasonable tolerances.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $0.7 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2012 pension expense would have increased or decreased inversely by $1.7 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by zero.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2012 other postretirement benefits plan expenses would have increased or decreased inversely by $0.1 million.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Pension Plans

CNG has multiple qualified pension plans covering substantially all of their union and management employees.  These entities also have non-qualified supplemental pension plans for certain employees.  The qualified pension plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

In addition, regarding the non-qualified plans, CNG has Rabbi Trusts which were established to provide a supplemental retirement benefit for certain officers and directors of CNG.

Other Postretirement Benefits Plans

CNG has plans providing other postretirement benefits for substantially all of their employees.  These benefits consist primarily of health care, prescription drug and life insurance benefits, for retired employees and their dependents.  The eligibility for these benefits is determined by the employee’s date of hire, number of years of service, age and whether the employee belongs to a certain group, such as a union.Dependents are also eligible at the employee’s date of retirement provided the retired participant pays the necessary contribution.  These plans are contributory with the level of participant’s contributions evaluated annually.  Benefits payments under these plans include annual caps for CNG participants hired after 1993.  Union employees hired after April 1, 2010 and December 1, 2009 are not eligible for these benefits.  As such, CNG OPEB liabilities are not especially sensitive to increases in the healthcare trend rate.  These plans are funded through a combination of 401(h) accounts and Voluntary Employee Benefit Association Trust (VEBA) accounts.  CNG did not make any contributions to these plans in 2012, nor does it currently plan to make a contribution in 2013.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  CNG reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2012 CNG has recorded regulatory assets of $16.5 million and as of December 31, 2011 CNG has recorded regulatory liabilities of $19.0 million, respectively.

In accordance with ASC 715, CNG utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  CNG amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  CNG utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, CNG does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of CNG’s pension and other postretirement plans as of December 31, 2012 and 2011.  Plan assets and obligations have been measured as of December 31, 2012 and 2011.

			Other Post-Retirement
	Pension Benefits		Benefits

	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$194,106	$196,535	$26,669	$27,426
Service cost	3,162	2,999	305	345
Interest cost	10,215	10,343	1,309	1,357
Participant contributions	-	-	116	1,222
Actuarial (gain) loss	38,035	(7,018)	3,459	(653)
Benefits paid (including expenses)	(9,036)	(8,753)	(2,002)	(3,028)
Benefit obligation at end of year	$236,482	$194,106	$29,856	$26,669

Change in Plan Assets:
Fair value of plan assets at beginning of year	$139,662	$134,583	$9,404	$9,912
Actual return on plan assets	18,429	2,145	518	(34)
Employer contributions	13,560	11,704	-	-
Participant contributions	-	-	116	1,222
Benefits paid (including expenses)	(9,036)	(8,770)	(782)	(1,696)
Fair value of plan assets at end of year	$162,615	$139,662	$9,256	$9,404

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$73,867	$54,444	$20,600	$17,265

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2012	2011	2012	2011
Amounts Recognized in the Consolidated Balance Sheet consist of:
Current liabilities	$60	$58	$-	$-
Non-current liabilities	$73,807	$54,386	$20,600	$17,265

Amounts Recognized as a Regulatory Asset consist of:
Prior service cost	$13	$17	$-	$-
Net (gain) loss	13,564	(18,403)	2,881	(582)
Total recognized as a regulatory asset	$13,577	$(18,386)	$2,881	$(582)

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$236,482	$194,106	N/A	N/A
Accumulated benefit obligation	$217,590	$181,041	N/A	N/A
Fair value of plan assets	$162,614	$139,663	N/A	N/A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.25%	5.30%	N/A	N/A
Discount rate (Non-Qualified Plans)	4.00%	5.05%	N/A	N/A
Discount rate (Other Post-Retirement Benefits)	N/A	N/A	4.00%	5.05%
Average wage increase	3.50%	3.50%	N/A	N/A
Health care trend rate (current year)	N/A	N/A	7.50%	8.00%
Health care trend rate (2019-2028 forward)	N/A	N/A	5.00%	5.00%

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The components of net periodic benefit cost are:

	Pension Benefits		Other Post-Retirement Benefits

	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$3,162	$2,999	$305	$345
Interest cost	10,215	10,343	1,309	1,357
Expected return on plan assets	(11,474)	(10,981)	(465)	(581)
Amortization of:
Prior service costs	4	-	-	-
Transition obligation (asset)	-	-	-	-
Actuarial (gain) loss	(887)	-	(58)	-
Net periodic benefit cost	$1,020	$2,361	$1,091	$1,121

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset:
Net (gain) loss	$31,080	$1,857	$3,405	$(39)
Amortization of:
Prior service costs	(4)	-	-	-
Transition obligation (asset)		17	-	-
Actuarial (gain) loss	887	-	58	-
Total recognized as regulatory asset	$31,963	$1,874	$3,463	$(39)

Total recognized in net periodic benefit costs and regulatory asset	$32,983	$4,235	$4,554	$1,082

	For the Year Ended December 31,
	Pension Benefits		Other Post-Retirement Benefits
	2012	2011	2012	2011

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the period January 1, 2012 - December 31, 2012:
Amortization of prior service cost	$4	$4	$-	$-
Amortization of net (gain) loss	603	(887)	288	(58)
Total estimated amortizations	$607	$(883)	$288	$(58)

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	5.05-5.30%	5.15-5.30%	5.05%	5.15%
Average wage increase	3.50%	3.50%	N/A	N/A
Return on plan assets	8.00%	8.50%	5.56%	5.86%
Health care trend rate (current year)	N/A	N/A	8.00%	7.80%
Health care trend rate (2019 forward)	N/A	N/A	5.00%	4.50%

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$(7)	$5
Accumulated post-retirement benefit obligation	$(52)	$27

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other
		Post-Retirement
Year	Pension Benefits	Benefits
	(In Thousands)
2013	$9,650	$2,070
2014	$10,156	$2,113
2015	$10,602	$2,131
2016	$11,079	$2,110
2017	$11,556	$2,075
2018-2022	$64,983	$9,641

401(k)

CNG has 401(k) plans in which substantially all of its employees are eligible to participate.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

CNG receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries. Costs of the services that are allocated amongst CNG and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2012 and 2011, the Balance Sheet reflects inter-company receivables, included in accounts receivable of $2.3 million and $1.3 million, respectively, and inter-company payables, included in accounts payable of $5.4 million and $4.0 million, respectively.

Dividends/Capital Contributions

For the year ended December 31, 2012 and 2011, CNG accrued dividends to UIL Holdings of $9.6 million and $60.0 million, respectively.

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases of office space and facilities.  The future minimum lease payments under these operating leases are estimated to be as follows:

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

(In Thousands)
2013	$388
2014	209
2015	194
2016	194
2017	187
2018-after	667
$1,839

(J)  COMMITMENTS AND CONTINGENCIES

Environmental

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances and climate change, CNG may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not currently determinable.  Environmental damage claims may also arise from the operations of CNG.  Significant environmental issues known to CNG at this time are described below.

Site Decontamination, Demolition and Remediation Costs

CNG owns or has previously owned properties where Manufactured Gas Plants (MGPs) historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations CNG has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2012.  In the past, CNG has received approval for the recovery of MGP-related remediation expenses from customers through rates and they will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

A property located on Columbus Boulevard in Hartford, CT is the former Operations Center and Corporate Headquarters of CNG.  The property is also a former MGP site.  Costs associated with the remediation of the site could be significant and will be subject to a review by PURA as to whether these costs are recoverable in rates.  CNG cannot presently estimate the costs of remediation or the likelihood of recoverability.  As such, as of December 31, 2012, no liability related to this claim has been recorded.

(K) FAIR VALUE MEASUREMENTS

CNG utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  CNG’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth CNG’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of December 31, 2012 and December 31, 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)
Assets:
Weather insurance contracts	$-	$-	$-	$-
Noncurrent investments available for sale	971	-	-	971
	$971	$-	$-	$971

Liabilities:
Long-term debt	$-	$179,541	$-	$179,541

Net fair value assets/(liabilities), December 31, 2012	$971	$(179,541)	$-	$(178,570)

December 31, 2011
Assets:
Weather insurance contracts	$-	$-	$1,487	$1,487
Noncurrent investments available for sale	1,339	-	-	1,339
	$1,339	$-	$1,487	$2,826

Liabilities:
Long-term debt	$-	$178,128	$-	$178,128

Net fair value assets/(liabilities), December 31, 2011	$1,339	$(178,128)	$1,487	$(175,302)

The derivative assets represent the fair value of the weather insurance contracts.  See Note (A), “Statement of Accounting Policies” for a discussion of the weather insurance contracts.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012 and 2011.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

Year Ended
December 31, 2012
(In Thousands)
Net derivative assets/(liabilities), December 31, 2011	$1,487
Unrealized gains and (losses), net
Included in earnings	1,513
Settlements	(3,000)
Net derivative assets/(liabilities), December 31, 2012	$-

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2012	$1,513

Year Ended
December 31, 2011
(In Thousands)
$353
Net derivative assets/(liabilities), December 31, 2010
Unrealized gains and (losses), net	1,104
Included in earnings	30
Included in other comprehensive income	$1,487
Net derivative assets/(liabilities), December 31, 2011

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2011	$1,134

The following tables set forth the fair values of CNG’s pension and OPEB assets that were accounted for at fair value on a recurring basis as of December 31, 2012 and 2011.

CONNECTICUT NATURAL GAS CORPORATION

NOTES TO FINANCIAL STATEMENTS – (continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2012	(In Thousands)

Pension assets
Cash and cash equivalents	$394	$-	$-	$394
Mutual funds	-	155,045	-	155,045
Hedge fund	-	-	7,176	7,176
	394	155,045	7,176	162,615
OPEB assets
Mutual funds	9,256	-	-	9,256

Fair value of plan assets, December 31, 2012	$9,650	$155,045	$7,176	$171,871

December 31, 2011

Pension assets
Cash and cash equivalents	$6,915	$-	$-	$6,915
Mutual funds	-	132,747	-	132,747
	6,915	132,747	-	139,662
OPEB assets
Mutual funds	9,404	-	-	9,404

Fair value of plan assets, December 31, 2011	$16,319	$132,747	$-	$149,066

The determination of fair value of the Level 1 and Level 2 pension and OPEB assets was based on quoted prices, as of December 31, 2012 and 2011, in the active markets for the various funds within which the assets are held.  The determination of fair value of the Level 3 pension assets was based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment, including unrealized gains and losses.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2012.

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	243
Purchases	6,933
Pension assets-Level 3, December 31, 2012	$7,176